Exhibit 12.1        Computation of Ratio of Earnings to Fixed Charges


                                1998      1997      1996      1995      1994      1993
Earnings before taxes         $464,400  $104,900  $102,700  $123,500  $104,100  $101,400

Add(Deduct)
  Fixed Charges                 31,400    38,200    33,500    31,500    23,200    18,700

  Undistributed earnings
  of less than 50% owned
  companies carried at
  equity                          (800)     (500)     (700)     (800)     (400)     (200)

  Interest capitalized               0         0         0         0      (200)        0

Earnings available for fixed
 charges                      $495,000  $142,600  $135,500  $154,200  $126,700  $119,900

Fixed charges:
  Interest, including
   amounts capitalized          26,400    32,900    26,400    24,200    16,500    12,500

  Proportion of rent
   expense deemed to
   represent interest
   factor                        5,000     5,300     7,100     7,300     6,700     6,200

Fixed Charges                 $ 31,400  $ 38,200  $ 33,500  $ 31,500  $ 23,200  $ 18,700

Ratio of earnings to fixed
 charges                         15.76      3.73      4.04      4.89      5.46      6.41

                                           IV-66